Exhibit 4.1
BRIDGE LOAN AGREEMENT
THIS BRIDGE LOAN AGREEMENT (“Agreement”) is made and entered into by and between Smart Move, Inc., a Delaware corporation (the “Company”), and Thomas P. Grainger (“Investor”).
Recitals
A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and
B. The Company wishes to procure a short-term loan maturing on February 15, 2009, unless automatically extended in successive thirty day increments as herein provided to a final maturity date not later than June 1, 2009, for a secured promissory note in the form attached hereto as Exhibit “A” in the principal amount of $300,000, bearing interest at the rate of 12% per annum, interest to be payable monthly (the “Debenture”) and (ii) an Equity Consideration consisting of (A) shares of Company common stock, par value $.0001 per share (“Common Stock) and (B) a three-year warrant to purchase shares of Company Common Stock to be issued in the form described in Section 2.2 (the “Warrant”).
In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.
“Closing” has the meaning set forth in Section 3.
“Closing Date” means a mutually acceptable date on or before January 9, 2009.
“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Debenture” has the meaning set forth in recitals.
“Equity Consideration” means the Equity Shares and Warrant to be issued as set forth in Section 2.2.
“Equity Shares” shall have the meaning as set forth in Section 2.2.
“Extension Fees” shall mean the Company Common Stock to be issued pursuant to the Debenture in the event that the maturity date is extended.
“Purchase Price” means $300,000.
“SEC Filings” has the meaning set forth in Section 4.
“Securities” means the Debenture, the Equity Shares, the Warrant and the Underlying Shares.
“Transaction Documents” means this Agreement, the Warrant and the Debenture.

“Underlying Shares” means the Warrant Shares.
“Warrants” has the meaning set forth in the recitals.
“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrant.
“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
2. Debenture and Other Securities Issued in Exchange for Bridge Loan Funding.
2.1 Purchase and Issuance of the Debenture. Subject to the terms and conditions of this Agreement, on the Closing Date the Investor shall purchase and the Company shall sell and issue to the Investor the Debenture in the principal amount of $300,000, in the form attached hereto as Exhibit A, in exchange for the Purchase Price.
2.2 Purchase of Debenture and Issuance of the Equity Consideration. At the Closing Date the Investor shall have the vested right to receive on the Maturity Date, as consideration for making the loan contemplated hereby, 5,000,000 shares of the Company’s common stock which shall constitute restricted securities. The stated Maturity Date shall be automatically extended from February 15, 2009 in successive increments of thirty (30) days each, unless prior to the original or current extended Maturity Date, the Company has raised new equity capital of at least $8,000,000, but from and after June 1, 2009, only the Investor in his sole discretion, may extend the Maturity Date. An entitlement of the Investor to receive an additional share issuance of restricted common stock in the amount of 2,500,000 shares shall become fully vested as of each of February 15, March 15, April 15, and May 15, 2009, as applicable for each 30 day or partial period extension triggered as of such date (aggregating 10,000,000 shares of restricted common stock if all extensions apply, such shares to be issued together with the 5,000,000 consideration shares at the Maturity Date. .. In addition the Company shall issue Warrants at the Closing and on each additional extension date on which a right to receive issuance of additional shares as above described becomes vested as a result of the extension election. Each Warrant shall be in the identical form and contain all of the terms, conditions and restrictions set forth in the warrant attached as Exhibit B to that certain Agreement between the Investor and the Company dated July 28, 2008, except that each Warrant shall be issued at the applicable Closing and any elected extension date, if applicable, and shall evidence the right to purchase a number of shares of Company Common Stock equal to 225% of the Equity Shares concurrently becoming vested for issuance at the Maturity Date, and each Warrant will specify an exercise price per share equal to 110% of the market price of Company’s common stock on the date of Closing or the applicable date of any extension election.
3. Closing. Subject to the attaining of necessary approvals and consents at the closing of the funding transaction contemplated by this Agreement, the Company shall cause the delivery of the Debenture registered in the name of the Investor and the Investor shall issue a check in good and sufficient funds or shall make a wire transfer to the Company in same day funds of the sum of three hundred thousand dollars ($300,000). The closing of the funding contemplated by this Agreement (“Closing”) shall take place on or before January 9, 2009 (“Closing Date”).
4. Delivery of SEC Filings. The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (the “10-KSB”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

5. Use of Proceeds of the Sale of the Debenture; Use of Proceeds of a New Financing Transaction. The net proceeds of the sale of the Debenture hereunder shall be used by the Company for working capital to enable the Company to continue business operations until it is able to complete a New Financing Transaction. The Company will not pursue a New Financing Transaction except on a basis which provides for the Debenture to be repaid in full upon the Closing or completion of the New Financing Transaction.
6. Approvals Required; Conditions and Limitations. The effectiveness of the Transaction Documents and the issuance and sale of the Securities is subject to the required prior approval by the Company’s Audit Committee of this Agreement (being an agreement between the Company and a related person) and to the approval of listing of the Securities by the Alternext Exchange (formerly called the American Stock Exchange), and to the consent of the John Thomas Bridge and Opportunity Fund, L.P., a prior bridge funding lender pursuant to agreements entered into with the Company in November, 2008.
7. Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than a fee equal to 8% of the note proceeds to be paid to J.P. Turner Inc., a registered FINRA broker.
8. Accredited Investor; Purchase Entirely for Own Account and not to Acquire Control. Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act. The Securities to be received by Investor hereunder will be acquired for Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time except as required by law. Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered. This Agreement and the Securities to be received by the Investor pursuant to the Warrant shall be expressly subject to the Restricted Ownerhip Percentage limitations included in the Investor’s existing Warrant described in Recitals B above whereby the number of shares that may be acquired by the holder at any time may not exceed 35% of the total issued and outstanding shares of the Common Stock of the Company or under any other circumstances have the effect of causing or enabling a change in control to occur that would not otherwise occur.
9. Disclosure of Information. Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Investor acknowledges receipt of copies of the SEC Filings, that all statements, representations and warranties of the Company in this Agreement are deemed supplemented or qualified by the disclosures therein contained, that the SEC Filings include forward looking statements concerning results or expectations that are subject to significant risks as therein described which the Investor has been advised to consider in making the Bridge Loan and related investment in the securities constituting the Equity Consideration. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, amend or affect Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.
10. Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances and in compliance with applicable federal and state securities laws.
11. Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a) “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws. Notwithstanding the foregoing, the securities may be pledged in connection with a bona fide margin account secured by the securities.”
(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.
12. No General Advertisement. Investor did not learn of the investment in the Securities as a result of any public advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or internet or presented at any seminar or other general advertisement.
13. Patriot Act. Neither Investor nor any of its Affiliates has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. None of the cash used to fund such Investor’s portion of the Purchase Price has been, and none of the cash used to fund any cash exercise of such Investor’s Warrants will be, or derived from, any activity that could cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.
14. Best Efforts. The Company shall use its best efforts to close a New Financing Transaction prior to the Maturity Date of the Debenture.
15. Miscellaneous.
15.1 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.
15.2 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:
If to the Company:
Smart Move, Inc.
5990 Greenwood Plaza Blvd, #2 Suite 390
Greenwood Village, CO 80111
Attention: Chris Sapyta
Facsimile: 720-488-0199
If to the Investor, to the address set forth on the signature page with a copy to Investor’s legal counsel:
Bill Wyatt
Wyatt & Winslow, LLC
222 West Magnolia Street
Fort Collins, Colorado 80521-2899
Facsimile: (970) 484-1170
E-mail: wyattlaw@qwest.net

15.3 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.
15.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.
15.5 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
15.6 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.
15.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado without regard to the choice of law principles thereof.
IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	SMART MOVE, INC.

By:

Name:

Title:

The Investor:	Thomas P. Grainger

By:

Name:

Title:

Aggregate Purchase Price: $300,000
Principal Amount of Debenture: $300,000
Address for Notice:
Thomas P. Grainer
4 miles South of Saratoga Highway 130
Saratoga, WY 82231